EXHIBIT 10.1

SUBLEASE TERMINATION AGREEMENT

                                                THIS SUBLEASE TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of August 29, 2003 by and between RADIAN GUARANTY INC., a Pennsylvania corporation (“Radian”), and CLICK COMMERCE, INC., a Delaware corporation (“Click”).

W I T N E S S E T H:

                                                WHEREAS, Radian, as sublessor, and Click, as sublessee, entered into that certain Sublease Agreement dated January 14, 2000 (the “Sublease”) pursuant to which Radian subleased to Click certain premises described therein consisting of 29,520 square feet on the 49th floor (the “Premises”) within that certain building commonly known as 200 East Randolph Drive, Chicago, Illinois; and

                                                WHEREAS, as of the date of this Agreement, Click owes Radian rental payments for the months of June, July and August, 2003 in the total amount of $213,060.60.

                                                WHEREAS, Radian and Click wish to settle Radian’s actual and potential claims against Click consensually to avoid the costs of litigation and to terminate their respective rights, duties and obligations under the Sublease, but only upon the terms and conditions herein set forth.

                                                NOW, THEREFORE, the parties hereto, in consideration of the foregoing recitals, which are hereby incorporated as if fully set forth herein, and the mutual agreements hereinafter set forth and other good and valuable consideration, mutually agree and covenant as follows:

                                                1.                                       Termination of Sublease.  Except as expressly set forth herein, the respective rights, duties and obligations of Radian and Click under the Sublease shall terminate and the Sublease shall be of no further force or effect as of September 2, 2003 (the “Termination Date”). Click agrees to vacate and surrender the Premises on or before the Termination Date in a condition acceptable to Radian.

                                                2.                                       Settlement of Amounts Due.

                                                (a)                                  Notwithstanding anything to the contrary contained herein, this Agreement is expressly made subject to Radian’s receipt of the sum of $900,000.00 (the “Settlement Amount”) no later than 4:00 p.m. (Eastern time) on the Termination Date (the “Payment Deadline”), payable as follows:

                                                (i)                                     $700,000 by wire transfer to the following account:

                                                Bank Name: First Union National Bank
ABA Number: 031-201-467
Bank Account Number: 2030000861563
Company Name: Radian Guaranty Inc.

(ii)                                  $200,000 by Radian’s successful exercise of that certain Letter of Credit No. 60751185 with Bank One, NA (the “Letter of Credit”) being held as a security deposit under the Sublease. If required, Click will assist and fully cooperate with Radian in drawing on the full amount of the Letter of Credit, which assistance shall include, without limitation, issuing a replacement letter of credit if necessary. If, despite the best efforts of Radian and Click, Radian has not yet received the full proceeds of the Letter of Credit by the Payment Deadline, then Click shall cause the payment of $200,000 to be made within one (1) business day following written request by Radian for such payment. Radian shall return to Click the original Letter of Credit promptly upon confirmation that the full amount of the Letter of Credit have been received by wire transfer pursuant to the directions set forth in Section 2(a)(i) above.

                                                (b)                                 As further consideration for Radian’s agreement to terminate the Sublease, Click hereby agrees to convey all of its right, title and interest in all moveable furniture and office equipment located at the Premises as of the date hereof (collectively, the “Furniture”) free and clear of any liens, claims or encumbrances by delivering to Radian on or before the Payment Deadline a Bill of Sale in the form attached hereto as Exhibit A.

                                                (c)                                  Subject to Click’s obligations under Section 3 below, payment of the complete Settlement Amount and transfer of the Furniture by Click to Radian shall be in full and complete satisfaction of Click’s obligations under the Sublease. In the event that Click fails to pay the Settlement Amount or transfer the Furniture to Radian by the Payment Deadline (subject to such extensions as Radian may agree to in writing in its sole discretion with respect to drawing on the Letter of Credit), this Agreement shall be deemed null and void, the Sublease shall continue in full force and effect, and Radian shall have all rights and remedies against Click as provided under the Sublease and at law and equity.

                                                3.                                       Waiver and Release; Indemnity.

                                                (a)                                  Click hereby waives all claims against and releases Radian, its parent company, subsidiaries and affiliates and the officers, directors, employees, agents, representatives, successors and assigns of each of them (the “Radian Parties”) from any and all costs, expenses, claims, actions, causes of actions, suits, debts, controversies, judgments, obligations, demands, damages, liens and liabilities whatsoever, in law or equity, known or unknown, now existing or hereafter arising out of, under, related to, or in connection with the Premises and the Sublease.

                                                (b)                                 Click shall indemnify, defend and hold harmless the Radian Parties from and against any and all costs, claims, actions, damages, demands, expenses (including reasonable attorneys’ and consultants’ fees), injuries, judgments, liabilities, penalties, losses and suits, suffered, sustained or incurred by the Radian Parties, or any of them, in connection with, or as a result of, directly or indirectly, in whole or in part, the use or occupancy of the Premises by Click or any act or omission of Click, its licensees, servants, agents, employees, invitees, guests, suppliers or contractors. The scope of this indemnification shall, at Radian’s option, include, but not be limited to, defending or resisting, with attorneys reasonably satisfactory to Radian, any actions suit, claim, demand or proceeding that may be filed, instituted or brought against Radian or to which Radian may be made a party.

                                                4.                                       Repayment.  In the event that Radian is required by law to (i) repay the Settlement Amount, or any portion thereof, or (ii) return the Furniture or the value thereof, or any portion thereof, to Click, any future bankruptcy estate of Click, or trustee thereof, or any other party challenging this Agreement, (x) Radian shall have the right to enforce against Click the payment obligation set forth in Section 2 above; and (y) this Agreement shall be deemed null and void and Radian shall have all rights and remedies against Click at law or in equity.

                                                5.                                       Authority.  Click and Radian, by their execution of this Agreement, each represent and warrant to the other that (i) it is fully authorized to enter into and perform this Agreement without any further or other consent or authorization from any person or entity and (ii) that the person signing on its behalf has authority to bind it to the terms of this Agreement.

                                                6.                                       Successors.  This Agreement and all provisions hereof shall extend to, be obligatory upon and inure to the benefit of the respective successors and assigns of the parties hereto.

                                                7.                                       Severability.  In, the event that any agreement or covenant contained in this Agreement shall become unenforceable or void as a matter of law, all other agreements and covenants contained herein shall continue to be binding upon Radian and Click.

                                                8.                                       Controlling Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

                                                9.                                       Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one Agreement.

[Signature page to follow]

                                                IN WITNESS WHEREOF, Radian and Click have caused this Agreement to be executed as of the day and year first above written.

RADIAN:

RADIAN GUARANTY INC.

By:	/s/ JOHN J. CALAMARI
Name:	John J. Calamari
Title:	Senior Vice President, Corporate Controller

CLICK:

CLICK COMMERCE, INC.

By:	/s/ JUSTIN C. DEARBORN
Name:	Justin C. Dearborn
Title:	VP Corp. Legal Affairs & HR

EXHIBIT A

BILL OF SALE

                                                Seller, Click Commerce, Inc., a Delaware corporation (“Seller”), in consideration of Ten and no/100 ($10.00) Dollars, receipt whereof is hereby acknowledged, does hereby sell, assign, transfer and set over to Radian Guaranty Inc., a Pennsylvania corporation (“Buyer”), any and all existing moveable furniture and office equipment located on the premises commonly known as 200 East Randolph Drive, 49th Floor, Chicago, Illinois (the “Property”) as of the date hereof.

                                                Seller hereby represents and warrants to Buyer that Seller is the absolute owner of the Property, that the Property is free and clear of all liens, charges and encumbrances, and that Seller has full right, power and authority to sell said personal property and to make this bill of sale.  All warranties of quality, fitness and merchantability are hereby excluded.

                                                IN WITNESS WHEREOF, Seller has caused this bill of sale to be signed in its name by its officers thereunto duly authorized this 2nd day of September, 2003.

CLICK COMMERCE, INC.

By:	/s/ JUSTIN C. DEARBORN
Name:	Justin C. Dearborn
Title:	VP Corp. Legal Affairs & HR